Exhibit 99.1

Hatteras Financial Corp. Announces Fourth Quarter 2008 Financial Results

WINSTON SALEM, N.C.--(BUSINESS WIRE)--February 10, 2009--Hatteras Financial Corp. (NYSE: HTS) (Hatteras or the Company) today announced financial results for the fourth quarter ended December 31, 2008.

Fourth Quarter 2008 Highlights

  Completed a $207 million accretive secondary offering in December
  REIT taxable income of $1.00 per share, excluding the effects of the additional shares sold in secondary offering
  Declared a $1.00 per common share dividend
  GAAP Net Income of $20.69 million, or $0.73 per weighted average share, including the effects of the additional shares sold in the offering
  Book value per share increased to $20.35
  Average net interest spread of 2.05%
  Reserved entire balance of the Lehman Brothers, Inc receivable for a net loss of $6.1 million

Fourth Quarter 2008 Results

For the quarter, Hatteras had REIT taxable income of $26.74 million, or $0.94 per weighted average share, and $1.00 per weighted average share, excluding the effect of the 9,409,090 new shares issued in the December secondary common stock offering. Hatteras earned GAAP net income for the fourth quarter of 2008 of $20.69 million, or $0.73 per weighted average share, including the effect the of the December offering. The difference between GAAP net income and REIT taxable income (REIT taxable income is the amount on which the Company’s dividend is based) relates to a $6.1 million loss the Company recorded in December based on the uncertain collection of the receivable from Lehman Brothers Inc. (“LBI”). For the year, the Company earned REIT taxable income of $85.2 million and paid out common dividends of $81.7 million, a dividend payout ratio of 95.3%.

GAAP net income during the fourth quarter declined from the third quarter’s earnings of $29.7 million largely due to the reserve of the LBI receivable. The Company’s net interest income was $29.4 million in the fourth quarter, down from $32.2 million in the third quarter. This decrease was due to slightly less earning assets for part of the quarter and higher interest expense on the Company’s borrowings. The Company’s fourth quarter operating expenses of $2.6 million were relatively unchanged from the previous quarter amount of $2.5 million.

Repayments on mortgage-backed securities remained at unusually low levels during the quarter, keeping premium amortization expense lower. The annualized repayment rate for the quarter was 7.84% as compared to 8.46% for the three months ended September 30, 2008.

The Company’s investment portfolio at December 31 was approximately $5.2 billion of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency MBS) with a weighted average coupon rate of 5.28%. The annualized weighted average portfolio yield was 5.05% for the fourth quarter, and the annualized weighted average cost of funds (including interest rate swaps) was 3.00%. This resulted in an average interest rate spread of 2.05% for the quarter ended December 31, 2008, a decrease of 19 basis points from the quarter ended September 30, 2008, which is primarily the result of higher borrowing costs incurred earlier in the quarter, the addition of interest rate swap agreements, and the decision to extend some short-term funding in November to 60-day terms over the end of the year. The average rate paid on the 60-day repo was approximately 2.5%, which was significantly higher than the average 30-day repo rate paid on the remaining repo in December.

Michael Hough, the Company’s Chief Executive Officer, said, “We are very satisfied at how we maneuvered through our first year as a public company and built the portfolio we wanted in a very tough environment. While 2008 was remarkably eventful, operating conditions in the fourth quarter improved somewhat as the quarter matured, especially from a financing standpoint compared to previous quarters. We are in a great position to benefit from the very attractive rates available now to fund our agency securities.”

Mr. Hough added, “In December, we were very pleased to have been able to raise equity capital and thereby increase the amount of shares in our float at an opportune time and at pricing that was accretive to book value. Soon after completing the offering we have seen unprecedented moves by both the Federal Reserve and the U.S. Treasury. Their actions have brought repo borrowing rates to the lowest levels we’ve ever seen and have created substantial new demand for agency MBS, pushing prices higher across the yield curve. Due to uncertainty in the markets, we have continued to be selective in purchasing new assets and are being prudent in our investing timeline for the benefit of flexibility. While we analyze the effects that possible changes in Government policy could have on the mortgage market, we will maintain price discipline when purchasing securities to ensure we build the best risk-adjusted asset/liability portfolio reasonably possible for the current and anticipated operating environment.”

Dividend

Hatteras declared common dividends of $1.00 per share with respect to the three months ending December 31, 2008, compared to $1.05 per share with respect to the quarter ended September 30, 2008. For the year, Hatteras declared common dividends of $3.32 per share related to 2008 income. The Company also declared another $0.17 per share in January related to 2007 income. Since becoming a public company in April, the Company has declared $2.80 in dividends. The Company accelerated the dividend declaration date this quarter to December 1st in order for existing shareholders to receive the full dividend prior to the sale of new shares on December 15th. Using the December 31, 2008, closing share price of $26.60, the Company’s stock returned an annualized dividend yield of 15.04% during the fourth quarter of 2008.

Portfolio

The $5.2 billion portfolio of agency MBS at December 31 consisted of 11.5% hybrid ARMs with 36 or less stated months to reset, 61.1% hybrid ARMs with 37-60 stated months to reset and 27.4% hybrid ARMs with 61-85 stated months to reset. Of this total portfolio, 70.1% carries the support of Fannie Mae and 29.9% is supported by Freddie Mac. At December 31, 2008, the weighted-average term to the next interest rate reset date was approximately 55 months.

During the fourth quarter of 2008, the expense of amortizing the agency securities’ premium was $1.7 million, compared to $1.9 million during the third quarter of 2008. The weighted-average principal pay-down rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the fourth quarter was 7.84%, compared to 8.46% during the third quarter. The effect of tighter credit conditions and lack of home price appreciation have kept home sales and refinancings at historically low levels even as mortgage rates have fallen. As mortgage rates have declined further since year end and are expected to continue to decline, the Company anticipates that its principal repayment rate will likely increase in 2009.

The Company’s investment portfolio had a weighted average yield of 5.05% for the fourth quarter, down slightly from the previous quarter yield of 5.08%. At December 31st, the portfolio had a weighted-average coupon of 5.28% and average amortized cost of $101.24 per $100 of face value. Hatteras seeks to maintain a low to moderate average dollar price on its securities, as this makes amortization expense more predictable and mitigates the effect of changing rates of principal pay-downs.

Portfolio Financing and Leverage

At December 31, 2008, Hatteras had financed its portfolio with approximately $4.5 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. At December 31, 2008, the weighted-average term to maturity of all repurchase funding was approximately three months. Of this amount, $500 million were longer term repurchase agreements with an estimated average term of 22 months. The weighted average interest rate of all repurchase agreements was 2.12% at December 31. In addition to using longer-term repurchase financing, the Company uses interest rate swap agreements to hedge against the interest rate risk associated with financing the Company’s portfolio using short term borrowings. At December 31, the Company had entered into interest rate swaps with a notional amount of $1.7 billion. These agreements, which are indexed to the 30-day LIBOR, have an average remaining term of 31 months at an average fixed rate of 3.05%.

The Company’s debt-to-shareholders’ equity ratio at December 31, 2008, was 6.1 to 1, down from 8.7 to 1 at September 30. While the Company’s total assets and borrowings did not change significantly during the quarter, the change in the leverage ratio from September 30 reflects an increase in equity primarily as a result of the additional $197 million of equity received from the December secondary offering and an overall improvement in the Company’s net market value of its securities.

Book Value

The Company’s book value (shareholders’ equity) per common share on December 31, 2008, was $20.35, up $0.66, or 3.35%, from the September 30, 2008 book value of $19.69. The increase in book value during the quarter represents the combination of an accretive secondary offering, and an increase in the value of the securities portfolio, which was somewhat offset by a decrease in the value of the swap positions. Since December 31st, the book value per share has further increased. This is primarily due to the value of the agency MBS portfolio increasing further as relative spreads to U.S. Treasury securities have narrowed, while the value of the Company’s swap positions has also increased.

Stock Offering

On December 15, 2008, Hatteras successfully completed a $207 million secondary offering of common stock with net proceeds to the Company of $197 million. The Company issued 9,409,090 new shares in the offering at $22.00 per share, bringing the common shares outstanding to 36,186,127. The offering was accretive to book value and was priced at a 12% premium to the September 30, 2008 book value of $19.69. At the time of the offering, the spread to Treasuries on the assets that the Company purchases were at historically high levels, making new investments beneficial to the portfolio and allowing the Company to enter into longer term hedges while reducing the overall rate on its total interest rate swap book. While yields have decreased somewhat since that time on agency securities, the Company is still adding significant net interest margin to its portfolio with new investments.

Investment Update

Since the secondary offering, the Company has purchased an additional $846 million in agency hybrid ARMs, of which $250 million were reflected on the balance sheet as of December 31, with a weighted average coupon of 4.88% and a weighted average months to reset of 30, at an average purchase price of $101.893 per $100 of face value. Combining these purchases with our existing portfolio has had little effect on the overall averages. When combined with our portfolio as of December 31, the total weighted average coupon dropped slightly to approximately 5.22%, the weighted average dollar price rose to approximately $101.322 and the weighted average months to reset fell to approximately 50 months.

Since December 31, the Company has entered into three additional interest rate swaps with a combined notional amount of $300 million indexed to 30-day LIBOR with an average term of 55 months and fixed rate of 1.91%. The Company has now entered into a total of 21 swap agreements for a total notional of $2 billion with an average term of 33 months and an average interest rate of 2.88%.

Lehman

In September 2008, LBI defaulted on the terms of a repurchase agreement with the Company and failed to return securities in which Hatteras had a net cost basis (cost of the securities plus accrued interest receivable less repurchase funds received and accrued interest payable) of $6.1 million. On September 19, 2008, LBI was placed under conservatorship by the Securities Investor Protection Corporation (“SIPC”). The LBI estate is large and complex, and accordingly the claims process is expected to be lengthy and meaningful information as to the solvency of the estate is not readily available. Currently management believes it is more likely than not that any recovery would not be meaningful and has reserved the entire amount of the receivable from LBI. If the Company receives any amounts in the future on its claim, they will be recorded as gains in the period of recovery.

Twelve Months Results

During the twelve months ended December 31, 2008, Hatteras generated net interest income of $93.9 million. The Company incurred $8.7 million of operating expenses for the twelve months ended December 31, 2008. After deducting operating expenses, Hatteras generated REIT taxable income of $85.2 million, or $3.74 per weighted average share. After adjusting for the $6.1 million LBI loss in the fourth quarter, net income was $79.1 million or $3.48 per weighted average share. Return on weighted average equity for the year was 16.7%. Book value per common share increased $0.59 from $19.76 on December 31, 2007, to $20.35 on December 31, 2008. In addition to the IPO shares, the Company issued 6.9 million shares of common stock through a private offering on February 5, 2008, and 9.4 million shares through a secondary offering on December 15, 2008.

For the twelve months ended December 31, 2008, the annualized yield on weighted average assets during the period was 5.06%, and the annualized cost of funds on the weighted average repurchase balance was 2.96%. This resulted in a weighted average interest rate spread of 2.10% for the year.

Conference Call

The Company’s conference call to discuss fourth quarter results is Wednesday, February 11, 2009 at 10:00AM EST. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference passcode 427605. International callers should dial (412) 858-4600. A digital replay of the call will be available on Wednesday, February 11 at approximately 2:00 p.m. EST through Thursday, February 19 at 9 a.m. EST. Dial (877) 344-7529 and enter the conference ID number 427605. International callers should dial (412) 317-0088 and enter the same conference ID number.

The conference call will also be webcast live over the Internet and can be accessed at Hatteras' Web site at www.hatfin.com. To monitor the live webcast, please visit the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras' Web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, NC, Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s Registration Statement on Form S-11, as amended, filed with the Securities and Exchange Commission on February 20, 2008. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Table 1
Balance Sheets
Hatteras Financial Corp.

Balance Sheets

(Dollars in thousands)
	December 31, 2008	December 31, 2007
Assets

Mortgage-backed securities, at fair value (including pledged assets of $4,829,671 and $1,540,718 at December 31, 2008 and December 31, 2007, respectively)	$5,211,730	$1,619,290
Cash and cash equivalents	143,717	18,442
Restricted cash	66,727	–
Accrued interest receivable	28,455	8,556
Principal payment receivable	8,788	–
Interest rate hedge asset	131	–
Other assets	778	100
Total assets	$5,460,326	$1,646,388

Liabilities and shareholders’ equity
Repurchase agreements	$4,519,435	$1,475,512
Payable for unsettled securities	104,467	–
Accrued interest payable	8,626	5,197
Interest rate hedge liability	62,822	–
Dividend payable	26,777	–
Accounts payable and other liabilities	1,912	323
Total liabilities	4,724,039	1,481,032

Shareholders’ equity:
Preferred Stock, $.001 par value, 10,000,000 shares authorized, none outstanding at December 31, 2008 and December 31, 2007	–	–
Common stock, $.001 par value, 100,000,000 shares authorized, 36,186,127 and 8,368,037 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	36	8
Additional paid-in capital	769,159	157,249
Retained earnings	(2,787)	1,248
Accumulated other comprehensive (loss)/income	(30,121)	6,851
Total shareholders’ equity	736,287	165,356
Total liabilities and shareholders’ equity	$5,460,326	$1,646,388

Table 2
Statements of Income

( in thousands, except per share amounts)		Period from
	Year ended	November 5, 2007 to		Three months ended
	December 31, 2008	December 31, 2007	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008

Statement of Income Data
Interest income	$198,372	$7,296	$63,402	$65,477	$43,446	$26,047
Interest Expense	(104,481)	(5,332)	(34,020)	(33,251)	(20,823)	(16,387)
Net Interest Income	93,891	1,964	29,382	32,226	22,623	9,660

Operating Expenses:	(8,714)	(716)	(2,641)	(2,506)	(2,222)	(1,345)

Provision for Claim Receivable	(6,048)	-	(6,048)	-	-	-

Net Income	$79,129	$1,248	$20,693	$29,720	$20,401	$8,315

Earnings per share - common stock, basic and diluted	$3.48	$0.15	$0.73	$1.11	$0.88	$0.71

Weighted average shares outstanding	22,758	8,368	28,516	26,777	23,109	11,740

Distributions per common share	$3.49	$-	$1.00	$1.05	$1.10	$0.34

Table 3
Key Statistics

(dollars in thousands, except per share amounts)		Period from
	Year ended	November 5, 2007 to		Three months ended
	December 31, 2008	December 31, 2007	December 31, 2008	September 30, 2008	June 30, 2008	March 31,2008

Key Portfolio Statistics
Average MBS	$3,877,007	$846,454	$5,004,721	$5,141,952	$3,382,343	$1,952,718
Average Repurchase Agreements	$3,524,028	$831,636	$4,531,698	$4,678,382	$3,083,103	$1,779,171
Average Equity	$465,966	$158,102	$533,214	$549,310	$508,338	$271,477
Average Portfolio Yield	5.06%	5.50%	5.05%	5.08%	5.03%	5.23%
Average Cost of Funds	2.96%	4.71%	3.00%	2.84%	2.70%	3.68%
Interest Rate Spread	2.10%	0.79%	2.05%	2.24%	2.33%	1.55%
Return on Average Equity	16.98%	5.00%	15.52%	21.64%	16.05%	12.26%
Average Annual Portfolio Repayment Rate	10.04%	3.50%	7.84%	8.46%	12.54%	15.61%
Debt to Equity (at period end)	6.1:1	8.9:1	6.1:1	8.7:1	7.8:1	8.3:1

(Amounts are unaudited and subject to change)

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4
Mortgage-backed Securities Portfolio as of December 31, 2008 (Amounts are unaudited and subject to change)

	MBS	Gross	Gross
(dollars in thousands)	Amortized	Unrealized	Unrealized	Estimated
	Cost	Loss	Gain	Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$3,630,379	$(1,800)	$22,811	$3,651,390	70.1%
Freddie Mac Certificates	1,548,976	(334)	11,698	1,560,340	29.9%
Total MBS	$5,179,355	$(2,134)	$34,508	$5,211,730

				Weighted Avg.
(dollars in thousands)	% of	Current	Weighted Avg.	Amortized
Months to Reset	Portfolio	Face value	Coupon	Purchase Price	Market Value
0-36	8.7%	448,356	5.18%	101.25	$455,832
37-60	61.8%	3,159,136	5.28%	101.25	$3,219,937
61-85	29.5%	1,508,604	5.29%	101.20	$1,535,961
Total MBS	100.0%	$5,116,096	5.28%	101.24	$5,211,730

Table 5
Repo Borrowings December 31, 2008 (Amounts are unaudited and subject to change)

	December 31,2008
		Weighted Average	Contractual	Total Contractual
(dollars in thousands)	Balance	Contractual Rate	Interest Payments	Obligation
Within 30 days	$4,019,435	1.99%	$4,856	$4,024,291
30 days to 3 months	-	-	-	-
3 months to 36 months	500,000	3.15%	28,603	528,603
	$4,519,435	2.12%	$33,460	$4,552,895

Purchase Agreement Counterparties	Amount Outstanding ($000)	Percent of Total Amount Outstanding

Citigroup Global Markets Inc.	$500,000	11.0%
Mizuho	489,730	10.8%
Deutsche Bank Securities Inc.	467,858	10.4%
BNP Paribas Securities Corp	446,087	9.9%
Credit Suisse Securities (USA) LLC	442,490	9.8%
South Street Securities LLC	421,183	9.3%
Bank of America Securities, LLC	417,947	9.2%
Merrill Lynch Government Securities Inc.	266,266	5.9%
Greenwich Capital Markets, Inc.	261,026	5.8%
Barclays Capital Inc.	250,910	5.6%
Cantor Fitzgerald & Co.	189,165	4.2%
MF Global Inc.	151,101	3.3%
ING Financial Markets LLC	121,932	2.7%
Daiwa Securities America Inc.	93,740	2.1%

Total	$4,519,435	100.0%

Table 6
Hatteras Swap Portfolio as of December 31, 2008

(dollars in thousands)
				Remaining
	Notional	Beginning	Ending	Term	Fixed Interest
Counterparty	Amount	Date	Date	in Months	Rate in Contract
Merrill Lynch Capital Services, Inc.	$50,000	2/13/2008	5/20/2010	17	2.67%
Merrill Lynch Capital Services, Inc.	50,000	2/7/2008	5/31/2010	17	2.68%
J. P. Morgan Chase	100,000	1/31/2008	7/30/2010	19	2.85%
Credit Suisse International	100,000	7/31/2008	9/30/2010	21	3.43%
Bank of America, N.A.	100,000	5/30/2008	11/30/2010	23	3.29%
Credit Suisse International	100,000	6/30/2008	12/31/2010	24	3.86%
Credit Suisse International	100,000	6/30/2008	1/31/2011	25	3.89%
Deutsche Bank AG	100,000	8/29/2008	2/28/2011	26	3.27%
Bank of America, N.A.	100,000	3/4/2008	3/31/2011	27	2.75%
Bank of America, N.A.	100,000	4/21/2008	4/20/2011	28	2.80%
Merrill Lynch Capital Services, Inc.	100,000	5/30/2008	5/31/2011	29	3.46%
Deutsche Bank AG	100,000	7/2/2008	6/30/2011	30	3.76%
Merrill Lynch Capital Services, Inc.	100,000	5/13/2008	8/31/2011	32	3.26%
Deutsche Bank AG	100,000	7/21/2008	10/20/2011	34	3.75%
Deutsche Bank AG	100,000	1/30/2009	11/30/2011	35	3.34%
Merrill Lynch Capital Services, Inc.	100,000	1/20/2009	9/20/2012	45	1.78%
Deutsche Bank AG	100,000	1/20/2009	1/20/2013	49	1.84%
Deutsche Bank AG	100,000	1/20/2009	4/22/2013	52	1.84%

	$1,700,000		weighted average	31	3.05%

CONTACT:
Hatteras Financial Corp.
Kenneth A. Steele, Chief Financial Officer
336-760-9331
Fax: 336-760-9391
www.hatfin.com
or
CCG Investor Relations
Mark Collinson, Partner
310-231-8600 ext. 117
www.ccgir.com